Exhibit D(30)(c)

FORM OF AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is dated as of             , 2013, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”), a Texas Corporation, and J.P. MORGAN INVESTMENT MANAGEMENT INC. (the “Sub-Adviser”).

RECITALS

WHEREAS, VALIC and VALIC Company I (“VC I”) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated October 1, 2011 with respect to the Covered Funds (the “Agreement”); and

WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the addition of the Growth & Income Fund as a Covered Fund.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.

Schedule A Amendment. Schedule A to the Agreement is hereby amended to reflect that the Sub-Adviser will manage the assets of the Growth & Income Fund and shall be compensated on those assets managed, in accordance with Section 3 of the Agreement, at the fee rate reflected in Schedule A attached hereto.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY		J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Jim Coppedge	By:	/s/ Ana Brands
Name:	Jim Coppedge	Name:	Ana Brands
Title:	Vice President, General Counsel & Assistant Secretary	Title:	Vice President

SCHEDULE A

COVERED FUND(S)

Effective             , 2013

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund	Fee

Emerging Economies Fund	0.50% on the first $150 million;
0.45% on the next $150 million; and
0.40% on assets over $300 million

Government Securities Fund	0.25% on the first $75 million;
0.20% on the next $75 million;
0.15% on the next $100 million; and
0.10% on assets over $250 million

Growth & Income Fund	0.25% on the first $500 million; and
0.225% on assets over $500 million